EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 14th, 2015 (the “Effective Date”) by and between WrapMail, Inc., a Florida corporation with its principal place of business at 445 NE 12th Avenue, Fort Lauderdale, Florida 33301 (the “Employer” or “Company”), and Marco Alfonsi (the “Executive”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and the Executive hereby agree as follows:

1.

Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.

Capacity. Executive shall serve as the Chief Executive Officer of the Employer and as Chairman of the Board of Directors of the Employer (the “Board of Directors”).  In such capacity, the Executive shall have full authority and responsibility to direct the day-to-day operations of the Employer, including the right to hire and fire employees, shall have profit and loss responsibility, including full authority over creating budgets and operating plans, and presenting such to the Board of Directors. Executive shall also perform any other duties that may be assigned to the Executive from time to time by the Board of Directors which are customarily performed by the Chief Executive Officer of a company.  The Board of Directors will administer the terms of this Agreement and have the sole right to exercise any and all rights of the Company on behalf of the Company under this Agreement.

3.

Term.  The employment pursuant to this Agreement (the “Term”) shall continue until terminated by either Employer or Executive pursuant to Section 6 below.

4.

Compensation and Benefits.  Commencing on the Effective Date, the compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)

Cash:

From the effective date of this agreement: $5,000 per month.

(b)

Equity:

(i)

On the Effective Date of this Agreement, the Employer shall grant to the Executive one million (10,000,000) shares of the Employer’s Class A Common Stock subject to the Restricted Stock Agreement executed herewith and attached to this Agreement. This valued at 1 cent per share or $100,000.

(c)

Expenses:    Executive shall be reimbursed by Employer for reasonable and customary expenses incurred in performing his duties under this Agreement.  Executive shall submit such expenses in such form and manner as required by any expense policy established by Employer.

(d)

Regular Benefits.  The Executive shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e)

Taxation of Payments and Benefits.  The Employer shall, if applicable, undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(f)

Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement or arising with respect to the Equity Award.

5.

Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, in their sole discretion, devote the Executive’s full business time, all reasonable efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)

investing the Executive’s assets in any company or other entity in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)

engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

(c ) acting as a director of the Boards of other corporations or entities  as long as acting in such capacity does not impair the Executive’s ability to fulfill his duties and responsibilities under this Agreement.

6.

Termination and Termination Benefits.  The Executive’s employment under this Agreement shall terminate under the following circumstances:

(a)

Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately (subject to subsection (ii) below) upon a vote of the Board of Directors and written notice to the Executive.  Only the following shall constitute “cause” for such termination:

(i)

the indictment or filing of formal charges by governmental authorities or conviction of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

(ii)

the willful or intentional material adverse breach by the Executive of his obligations under this Agreement, such breach not having been cured within 30 days after the Executive’s receipt of notice thereof from the Employer, which notice shall set forth in reasonable detail the nature of such breach; provided, however, that no right of cure shall be available to the Executive in the event that the breach is not reasonably curable, provided further, that this subsection (ii) shall not include acts or omissions by the Executive in the exercise of his honest business judgment. For the purposes of this Agreement, inability to perform due to disability (as defined in Section 6(e) hereof) shall be deemed to constitute a willful material breach.

(b)

Termination by the Executive. The Executive may terminate his employment with the Employer upon thirty (30) days’ written notice to the Employer.

(c)

Termination by the Employer Without Cause.  Subject to the payment of the Severance Payment pursuant to Section 6(d), the Executive’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by a vote of the Board of Directors.

(d)

Termination Benefits.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement.

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Disability.  In the event that there exists “cause” to terminate the Executive's employment and such cause is the result of a “disability” of the Executive, the Employer shall continue to pay the Executive’s Salary from the date such disability commences, payable in accordance with the Employer’s regular pay intervals for its senior executives for a period equal to three (3) months.  The foregoing shall not affect the Executive's rights to long term disability benefits under any group long term disability plan offered by the Employer, except that the Salary shall be reduced by any such benefits paid effective during the period of payment of Salary.  For purposes of this Agreement, a “disability” shall mean the inability of the Executive to perform his job responsibilities and duties that has lasted or is expected to last for at least three (3) months and that is due to a physical or mental illness or other physical or mental impairment.  Such three month period shall be in addition to any period of a leave of absence to which the Executive may be entitled pursuant to the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.  Nothing in this Agreement shall be construed to waive or otherwise limit the Executive's rights, if any, under existing law, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.

7.

Confidential Information, Nonsolicitation and Cooperation.

(a)

Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) and any other intellectual property of the Employer which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer on behalf of the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.

Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)

Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer which may be withheld in the sole discretion of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer, and except with respect to disclosure required by (x) court orders or (y) governmental authorities provided that the Executive gives prompt prior written notice of any such required disclosure.

(c)

Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)

Nonsolicitation.  During the course of his employment and for one (1) year thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer, supplier, vendor or partner to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)

Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions, including governmental investigations, now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(f)

Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.

Arbitration of Disputes.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Miami, Florida, in accordance with AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.

9.

Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the New York State Courts and the United States District Court for the Southern District of New York.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Survival.  Those provisions of this Agreement which survive the termination of this Agreement by their terms are agreed to survive in accordance with their respective terms, including without limitation the following provisions:

(i) the obligation of the Employer to pay all accrued and unpaid compensation and benefits through the date of termination, (ii) the payment of the Severance Payment under the circumstances specified in Section 6(d), (iii) the payment of the disability payments under the circumstances specified in Section 6(e), (iv) the obligations of the Executive with respect to Confidential Information and documents and records which shall continue indefinitely under Sections 7(a)-(c), (v) the non-solicitation obligations of the Executive under Section 7(d) which shall continue through the periods specified therein, (vi) the obligations of the Executive and the Employer with respect to cooperation under Section 7(f), and (x) the right to obtain injunctive relief under Section 7(g).

11.

Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12.

Assignment; Successors and Assigns, etc.  Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13.

Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.

Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.

Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

17.

Governing Law.  This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to the conflict of laws principles of such state.

18.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive below:

WRAPMAIL, INC.

May 14, 2015

By: /s/ Rolv Heggenhougen

Rolv Heggenhougen, Chairman of the Board

EXECUTIVE

By: /s/ Marco Alfonsi

       Marco Alfonsi